Exhibit 4.2

TITAN PHARMACEUTICALS, INC.

SERIES B WARRANT

dated as of April [    ], 2012 (the “Date of Issuance”)

THIS CERTIFIES THAT, for value received, [    ] or its successors or permitted assigns (such Person and such successors and assigns each being the “Warrant Holder” with respect to the Series B Warrant (as herein defined) held by it), at any time and from time to time on or after the date of this Warrant (the “Commencement Date”) and on or prior to the Expiration Date (as herein defined), is entitled (a) to subscribe for the purchase from Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), [    ] Shares (as herein defined) at a price per Share equal to the Exercise Price (as herein defined), and (b) to the other rights set forth herein; provided that the number of Shares issuable upon any exercise of this Warrant and the Exercise Price shall be adjusted and readjusted from time to time in accordance with Section 4. By accepting delivery hereof, the Warrant Holder agrees to be bound by the provisions hereof.

This Series B Warrant (the “Series B Warrant”) is issued as part of a series of similar Series B Warrants (collectively, the “Series B Warrants”) issued pursuant to that certain Subscription Agreement, dated as of April 9, 2012, by and among the Company and the other parties identified therein.

IN FURTHERANCE THEREOF, the Company irrevocably undertakes and agrees for the benefit of Warrant Holder as follows:

Section 1: Definitions and Construction.

(a) Certain Definitions. As used herein (the following definitions being applicable in both singular and plural forms):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Appraised Value” means at any time the fair market value thereof determined in good faith by the Board of Directors of the Company as of a date which is within ten (10) days of the date as of which the determination is to be made, subject to the rights of the Requisite Holders pursuant to Section 4(j).

“Black Scholes Value” means the value of this Series B Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg using (i) a price per share of Common Stock equal to the Weighted Average Price of the Common Stock for the trading day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Series B Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the greater of 100% and the 100-day volatility obtained from the HVT function on Bloomberg determined as of the trading day next following the date of the public announcement of the applicable Fundamental Transaction.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock, in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

“Closing Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the principal securities exchange on which the security is listed (the “Principal Market”), as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the foregoing does not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Commission” means the Securities and Exchange Commission or any other Federal agency administering the Securities Act at the time.

“Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NYSE Amex, The NASDAQ Global Select Market or The NASDAQ Capital Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Exercise Amount” means for any number of Warrant Shares as to which this Series B Warrant is being exercised the product of (i) such number of Warrant Shares times (ii) the Exercise Price.

“Exercise Price” means $0.85 per Warrant Share, as adjusted from time to time pursuant to Section 4.

“Expiration Date” means October [    ], 20121.

“Fundamental Transaction” means (A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock

[1]	6 months from the Closing Date

or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another; (B) a sale or transfer of more than 50% of the Company’s assets or a sale or transfer of any assets or proprietary rights relating to Probuphine or that are material to the operations and business of the Company; provided, however, that except for a sale of all or substantially all of the Company’s assets, a collaborative arrangement, licensing agreement, joint venture or partnership or similar business arrangement providing for the development or commercial exploitation or, or right to develop or commercially exploit, the technology, intellectual property or products of the Company (including arrangements that involve the assignment or licensing of any existing or newly developed intellectual property under such arrangements) whereby income or profits are to be shared (including by lump sum royalty or running royalty) with any other entity shall not constitute a Major Transaction; (C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred; or (D) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company.

“Initial Holder” means [    ].

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Requisite Holders” means at any time holders of Warrant Shares and Series B Warrants representing at least two-thirds of the Warrant Shares outstanding or issuable upon the exercise of all the outstanding Series B Warrants.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Shares” means shares of the Company’s currently authorized common stock, $0.001 par value, and stock of any other class or other consideration into which such currently authorized common stock may hereafter have been changed into.

“Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Market” means the following markets or exchanges on which the Shares is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the NYSE Amex, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board.

“VWAP” means for any date, the price determined by the first of the following clauses that applies: (a) if the Shares are then listed or quoted on a Trading Market, the daily volume weighted average price per Share for such date (or the nearest preceding date) on the Trading Market on which the Shares are then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:35 a.m. Eastern Time to 3:58 p.m. Eastern Time); (b) if the Shares are not then listed or quoted on a Trading Market and if prices for the Shares are then quoted on the OTC Bulletin Board, the volume weighted average price per share of the Shares for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Shares are not then listed or quoted on the OTC Bulletin Board and if prices for the Shares are then reported in the “Pink Sheets” published by the Pink OTC Markets Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Shares so reported; or (d) in all other cases, the fair market value of a share of Shares as determined by an independent appraiser selected in good faith by the Warrant Holder and reasonably acceptable to the Company.

“Warrant Shares” means the number of Shares issued or issuable upon exercise of this Series B Warrant as set forth in the introduction hereto, as adjusted from time to time pursuant to Section 4, or in the case of other Series B Warrants, issuable upon exercise of those Series B Warrants.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles. When used herein, the term “financial statements” shall include the notes and schedules thereto. References to fiscal periods are to fiscal periods of the Company.

(c) Computation of Time Periods. With respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Periods of days shall be counted in calendar days unless otherwise stated.

(d) Construction. Unless the context requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Series B Warrant refer to this Series B Warrant as a whole and not to any particular provision of this Series B Warrant. Section, subsection, clause, exhibit, appendix and schedule references are to this Series B Warrant, unless otherwise specified. Any reference to this Series B Warrant includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

(e) Exhibits and Schedules. All of the exhibits, appendices and schedules attached hereto shall be deemed incorporated herein by reference.

(f) No Presumption Against Any Party. Neither this Series B Warrant nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Series B Warrant has been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

Section 2: Exercise of Series B Warrant.

(a) Exercise and Payment. (i) The Warrant Holder may exercise this Warrant in whole or in part, at any time or from time to time on any Business Day on or after the Commencement Date and on or prior to the Expiration Date, by delivering to the Company a duly executed notice (a “Notice of Exercise”) in the form of Exhibit A (which notice may be sent by electronic mail to: bcrowley@titanpharm.com) and by payment to the Company of the Exercise Amount, at the election of the Warrant Holder, by wire transfer of immediately available funds to the account of the Company in an amount equal to the Exercise Amount not later than three Business Days after the Company receives the Notice of Exercise. (ii) If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the Warrant Shares to the Warrant Holder, then, in lieu of making the cash payment otherwise contemplated in subsection (i) herein to be made to the Company upon such exercise in payment of the Exercise Amount, the Warrant Holder may elect instead to receive upon such exercise the number of Warrant Shares determined according to the following formula by means of a “cashless exercise”:

X = Y (A-B)/A

where:	X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Series B Warrant is being exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 2(a)(ii), where “Market Price,” as of any date, means the VWAP (as defined herein) of the Company’s Common Stock during the five (5) consecutive trading day period immediately prior to the date the Series B Warrant is exercised.

B = the Exercise Price.

The Company acknowledges that the provisions of subsection (ii) herein are intended, in part, to ensure that a full or partial exchange of this Warrant pursuant to such subsection (ii) will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144 under the Securities Act. In the event that the Warrant Holder provides for payment of the Exercise Amount pursuant to subsection (i), the Warrant Holder shall be deemed to own the Warrant Shares on the date on which the Exercise Amount is received by the Company. In the event that the Warrant Holder provides for payment of the Exercise Amount pursuant to subsection (ii), the Warrant Holder shall be deemed to own the Warrant Shares on the date that the Exercise Notice is received by the Company. At the request of the Holder, the Company will accept reasonable modifications to the exchange procedures provided for in this Section 2 in order to accomplish such intent. For all purposes of this Warrant (other than this Section 2(a) ), any reference herein to the exercise of this Warrant shall be deemed to include a reference to the exchange of this Warrant into Shares in accordance with the terms of subsection (ii).

(b) Effectiveness and Delivery. The Company shall confirm receipt of any Notice of Exercise delivered pursuant to Section 2(a) within one Business Day of the receipt thereof. As soon as practicable but not later than three Business Days after the Company shall have received such Notice of Exercise, and provided that payment of the Exercise Amount has been received by the Company, the Company shall execute and deliver or cause to be executed and delivered, in accordance with such Notice of Exercise, a certificate or certificates representing the number of Shares specified in such Notice of

Exercise, issued in the name of the Warrant Holder or in such other name or names of any Person or Persons designated in such Notice of Exercise (provided that, if a registration statement is not effective and the Warrant Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Warrant Holder or an Affiliate of the Warrant Holder, it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), (i) a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, or (ii) an electronic delivery of the Warrant Shares to the Warrant Holder’s account at the Depository Trust Company (“DTC”) or a similar organization, unless in the case of clause (i) and (ii) a registration statement covering the resale of the Warrant Shares and naming the Warrant Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(b) under the Securities Act, in which case such Warrant Holder shall receive a certificate for the Warrant Shares issuable upon such exercise with appropriate restrictive legends. Without prejudice to the holding periods determined under Rule 144 under the Securities Act, this Series B Warrant shall be deemed to have been exercised and such Share certificate or certificates shall be deemed to have been issued, and the Warrant Holder or other Person or Persons designated in such Notice of Exercise shall be deemed for all purposes to have become a holder of record of Shares, all as of the date that such Notice of Exercise and, if applicable, the Exercise Amount, shall have been received by the Company.

(c) Failure to Deliver Shares. If by the close of the third Business Day after delivery of a properly completed Notice of Exercise and payment of the Exercise Amount, if applicable, the Company fails to deliver to the Warrant Holder the required number of Warrant Shares in the manner required pursuant to Section 2(b), and if after such third Business Day and prior to the receipt of such Warrant Shares, the Warrant Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Warrant Holder of the Warrant Shares which the Warrant Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three (3) Business Days after the Warrant Holder’s request and in the Warrant Holder’s sole discretion, either (1) pay in cash to the Warrant Holder an amount equal to the Warrant Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate or (2) promptly honor its obligation to deliver to the Warrant Holder Warrant Shares and pay cash to the Warrant Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares, times (B) the closing bid price of a share of Common Stock on the date of receipt of a properly completed Notice of Exercise and, if applicable, Exercise Amount.

(d) Surrender of Series B Warrant. In the event of a partial exercise of the Series B Warrant, the Warrant Holder may surrender this Series B Warrant to the Company, in which event the Company shall execute and deliver to the Warrant Holder, at the time the Company delivers the Share certificate or certificates issued pursuant to such Notice of Exercise, a new Series B Warrant for the unexercised portion of the Series B Warrant, but in all other respects identical to this Series B Warrant. The Warrant Holder shall surrender this Series B Warrant to the Company within five Business Days after it delivers its final Notice of Exercise.

(e) Fractional Shares. The Company shall not be required to issue fractions of Shares upon an exercise of the Series B Warrant. If any fraction of a Share would, but for this restriction, be issuable upon an exercise of the Series B Warrant, in lieu of delivering such fractional Share, the Company shall pay to the Warrant Holder, in cash, an amount equal to the same fraction times the Closing Price on the trading day immediately prior to the date of such exercise (or if there is no such Closing Price, then based on the Appraised Value as of such day).

(f) Expenses and Taxes. The Company shall pay all expenses, taxes and owner charges payable in connection with the preparation, issuance and delivery of certificates for the Warrant Shares and any new Series B Warrants, except that if the certificates for the Warrant Shares or the new Series B Warrants are to be registered in a name or names other than the name of the Warrant Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Warrant Holder at the time of its delivery of the Notice of Exercise or promptly upon receipt of a written request by the Company for payment.

Section 3: Validity of Series B Warrant and Issuance of Shares.

(a) The Company represents and warrants that this Series B Warrant has been duly authorized, is validly issued, and constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

(b) The Company further represents and warrants that on the date hereof it is duly authorized and reserved, and the Company hereby agrees that it will at all times until the Expiration Date have duly authorized and reserved, such number of Shares as will be sufficient to permit the exercise in full of the Series B Warrant, and that all such Shares are and will be duly authorized and, when issued upon exercise of the Series B Warrant, will be validly issued, fully paid and non-assessable, and free and clear of all security interests, claims, liens, equities and other encumbrances.

Section 4: Adjustment Provisions. The Exercise Price in effect at any time, and the number of Warrant Shares that may be purchased upon any exercise of the Series B Warrant, shall be subject to change or adjustment as follows:

(a) Share Reorganization. If the Company shall subdivide its outstanding Shares into a greater number of Shares, by way of a stock split, stock dividend or otherwise, or consolidate its outstanding Shares into a smaller number of Shares (any such event being herein called a “ Share Reorganization”), then (i) the Exercise Price shall be adjusted, effective immediately after the effective date of such Share Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of Shares outstanding on such effective date before giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding after giving effect to such Share Reorganization, and (ii) the number of Shares subject to purchase upon exercise of this Series B Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of Shares subject to purchase immediately before such Share Reorganization by a fraction, the numerator of which shall be the number of Shares outstanding after giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding immediately before giving effect to such Share Reorganization.

(b) Special Distributions. If the Company shall issue or distribute to any holder or holders of Shares evidences of indebtedness, any other securities of the Company or any cash, property or other assets (excluding a Share Reorganization), whether or not accompanied by a purchase, redemption or other acquisition of Shares (any such non-excluded event being herein called a “Special Distribution”), then the Warrant Holder shall be entitled to a pro-rata share of such Special Distribution as though the

Warrant Holder had fully exercised this Series B Warrant immediately prior to the record date for such Special Distribution, and the Company shall pay or distribute such pro-rata share to Warrant Holder when paid or distributed to the holders of the Shares. A reclassification of the Shares (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of any other class of stock shall be deemed to be a distribution by the Company to the holders of its Shares of such class of stock and, if the outstanding Shares shall be changed into a larger or smaller number of Shares as part of such reclassification, a Share Reorganization.

(c) Fundamental Transactions. Upon the occurrence of any Fundamental Transaction, any Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Series B Warrant referring to the “Company” shall refer instead to any Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Series B Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, any Successor Entity shall deliver to the Warrant Holder confirmation that there shall be issued upon exercise of this Series B Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property purchasable upon the exercise of the Series B Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), if any, that the Warrant Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Series B Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Series B Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which Warrant Holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Warrant Holder will thereafter have the right to receive upon an exercise of this Series B Warrant within 90 days after the consummation of the Fundamental Transaction but, in any event, prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Series B Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Warrant Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Series B Warrant been exercised immediately prior to such Fundamental Transaction. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Warrant Holder. If Warrant Holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Warrant Holder shall be given the same choice as to the consideration it receives upon any exercise of this Series B Warrant following such Fundamental Transaction. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Series B Warrant. Notwithstanding the foregoing, in the event of a Change of Control, at the request of the Warrant Holder delivered before the 90th day after such Change of Control, the Company (or the Successor Entity) shall purchase this Series B Warrant from the Warrant Holder by paying to the Warrant Holder, within five Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Series B Warrant on the date of such Change of Control.

(d) Adjustment of Exercise Price upon Issuance of Common Stock, Options, Convertible Securities, Etc. If at any time after the Date of Issuance for so long as any Series B Warrants are outstanding, the Company (A) issues or sells any Common Stock, Convertible Securities, warrants, or

Options or (B) directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities or Options which are currently outstanding, at or to an effective Per Share Selling Price (as defined below) which is less than the greater of (I) the closing sale price per share of the Common Stock on the Principal Market or any Eligible Market on which the Common Stock is traded on the trading day immediately preceding such issue or sale (“Fair Market Price”), or (II) the Exercise Price, then in each such case the Exercise Price in effect immediately prior to such issue or sale date, as applicable, shall be automatically reduced effective concurrently with such issue or sale to an amount determined by multiplying the Exercise Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Fair Market Price or Exercise Price, as the case may be, and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale. Provision (I) of this Section 5(d) shall not apply until such time as the Company has issued in one or a series of transactions after the date of this Series B Warrant, an aggregate number of shares of Common Stock in excess of 20% of the Company’s outstanding Common Stock as of the date hereof (subject to any appropriate adjustments of the type referred to in Section 5(a)) (the “Issuance Threshold”) as of the date hereof, and then such provision shall apply only to the extent of issuances in excess of the Issuance Threshold, and shall not apply to Exempt Issuances. Provision (II) of this Section 5(d) shall apply and be effective from and after the date hereof without regard to the Issuance Threshold and shall not apply to Exempt Issuances covered by the provisions of clauses (a) and (b) of the next succeeding paragraph.

As used herein, “Exempt Issuance” means the issuance of (a) shares of Common Stock or Options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose in the aggregate of 10% of the current outstanding shares of Common Stock, (b) Common Stock, Convertible Securities, warrants, or Options upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

For the purposes of the foregoing adjustments, in the case of the issuance of any Convertible Securities or Options, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities or Options shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities or Options, and provided further that to the extent such Convertible Securities or Options expire or terminate unconverted or unexercised, then at such time the Exercise Price shall be readjusted as if such portion of such Convertible Securities or Options had not been issued.

For purposes of this Section 5(d), if an event occurs that triggers more than one of the above adjustment provisions, then only one adjustment shall be made and the calculation method which yields the greatest downward adjustment in the Exercise Price shall be used.

For purposes of determining the adjusted Exercise Price under this Section 5(d), the following shall be applicable:

(i) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 5(d) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Warrant Holder under this Series B Warrant; provided that no such adjustment will increase the Exercise Price as otherwise determined pursuant to this Section 5(d).

For purposes hereof:

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(e) “Per Share Selling Price” shall include the amount actually paid by third parties for each share of Common Stock in a sale or issuance by the Company. In the event a fee is paid by the Company in connection with such transaction directly or indirectly to such third party or its affiliates, any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of Convertible Securities or Options, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Company upon such sale or issuance less the fee amount as provided above). In case of any such security issued in a transaction in which the purchase price or the conversion, exchange or exercise price is directly or indirectly subject to adjustment or reset based on a future date, future trading prices of the Common Stock, specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, or otherwise (but excluding standard stock split anti-dilution provisions or weighted-average anti-dilution provisions similar to that set forth herein, provided that any actual reduction of such price under any such security pursuant to such weighted-average anti-dilution provision shall be included and cause an adjustment hereunder), the Per Share Selling Price shall be deemed to be the lowest conversion, exchange, exercise or reset price at which such securities are converted, exchanged, exercised or reset or might have been converted, exchanged, exercised or reset, or the lowest adjustment, as the case may be, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Company and the Warrant Holder. In the event the Company directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities or Options which are currently outstanding, then the Per Share Selling Price shall equal such effectively reduced conversion, exercise or exchange price.

(f) Adjustment Rules.

(i) Any adjustments pursuant to this Section 4 shall be made successively whenever any event referred to herein shall occur, except that, notwithstanding any other provision of this Section 4, no adjustment shall be made to the number of Warrant Shares to be delivered to the Warrant Holder (or to the Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of Warrant Shares to be so delivered.

(ii) No adjustments shall be made pursuant to this Section 4 in respect of the issuance of Warrant Shares upon exercise of the Series B Warrant;

(iii) If the Company shall take a record of the holders of its Shares for any purpose referred to in this Section 4, then (x) such record date shall be deemed to be the date of the issuance, sale, distribution or grant in question and (y) if the Company shall legally abandon such action prior to effecting such action, no adjustment shall be made pursuant to this Section 4 in respect of such action.

(iv) In computing adjustments under this Section 4, (A) fractional interests in Shares shall be taken into account to the nearest one-thousandth of a Share, and (B) calculations of the Exercise Price shall be carried to the nearest one-thousandth of one cent.

(g) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares which the Warrant Holder is entitled to receive upon exercise of the Series B Warrant.

(h) Notice of Adjustment. Not less than 20 days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this Section 4, the Company shall give notice to the Warrant Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and computation thereof. If the required adjustment is not determinable at the time of such notice, the Company shall give notice to the Warrant Holder of such adjustment and computation as soon as reasonably practicable after such adjustment becomes determinable. In connection with any such adjustment or readjustment, at its sole cost and expense, the Company will also cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) selected by the Company to verify its computations and confirm that such computations were made in accordance with this Section 4 and, in connection with the preparation of the Company’s quarterly financial statements prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (i) the number of Shares outstanding or deemed to be outstanding, and (ii) the Exercise Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by this Section 4) on account thereof. The

Company will forthwith mail a copy of each such report to the Warrant Holder and will, upon the written request at any time of the Warrant Holder, furnish to such holder a like report setting forth the Exercise Price at the time in effect and showing in reasonable detail how it was calculated. The Company will also keep copies of all such reports at its office and will cause the same to be available for inspection at such office during normal business hours by the Warrant Holder or any prospective purchaser of this Series B Warrant designated by the Warrant Holder.

(i) Disputes. Any dispute which arises between the Warrant Holder and the Company with respect to the calculation of the adjusted Exercise Price or Warrant Shares issuable upon exercise shall be determined by the independent auditors of the Company in accordance with the terms of this Series B Warrant, and such determination shall be binding upon the Company and the holders of the Series B Warrants and the Warrant Shares if made in good faith and without manifest error.

(j) Other Actions Affecting Shares.

(i) Equitable Equivalent. In case any event shall occur as to which the provisions of this Section 4 set forth above hereof are not strictly applicable but the failure to make any adjustment would not, or if the application of the provisions of this Section 4 otherwise would not, in the opinion of the Warrant Holder, fairly protect the purchase rights represented by this Series B Warrant in accordance with the essential intent and principles of this Section 4, then, in each such case, at the request of the Warrant Holder, the Company shall appoint a firm of independent investment bankers of recognized national standing (which shall be completely independent of the Company and shall be satisfactory to the Warrant Holder or the Requisite Holders), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve the purchase rights of such Warrant Holder represented by this Series B Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder of this Series B Warrant and shall make the adjustments described therein.

(ii) No Avoidance. The Company shall not, by amendment of its certificate of incorporation or bylaws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Series B Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Series B Warrant against dilution or other impairment as if the holder was a stockholder of the Company entitled to the benefit of fiduciary duties afforded to stockholders under Delaware law.

(k) Adjustment of Par Value. If for any reason (including the operation of the adjustment provisions set forth in this Series B Warrant), the Exercise Price on any date of exercise of this Series B Warrant shall not be lawful and adequate consideration for the issuance of the relevant Warrant Shares, then the Company shall take such steps as are necessary (including the amendment of its certificate of incorporation so as to reduce the par value of the Shares) to cause such Exercise Price to be adequate and lawful consideration on the date the payment thereof is due, but if the Company shall fail to take such steps, then the Company acknowledges that the Warrant Holder shall have been damaged by the Company in an amount equal to an amount, that, when added to the total Exercise Price for the relevant Warrant Shares, would equal lawful and adequate consideration for the issuance of such Warrant Shares, and the Company irrevocably agrees that if the Warrant Holder shall then forgive the right to recover such damages from the Company, such forgiveness shall constitute, and Company shall accept such forgiveness as, additional lawful consideration for the issuance of the relevant Warrant Shares.

(l) Appraisal.

(i) If the Requisite Holders shall, for any reason whatsoever, disagree with the Company’s determination of the Appraised Value of a Share, then such holders shall by notice to the Company (an “Appraisal Notice”) given within sixty (60) days after the Company notifies the holders of such determination, elect to dispute such determination, and such dispute shall be resolved as set forth in clause (ii) of this Section.

(ii) The Company shall within ten (10) days after an Appraisal Notice has been given, engage an independent investment bank of national repute (the “Appraiser”) selected by the Requisite Holders and retained pursuant to an engagement letter between the Company and the Appraiser with respect to such valuation in form and substance reasonably acceptable to Requisite Holders, to make an independent determination of the Appraised Value of a Share; such value shall be determined without deduction for (a) liquidity considerations, (b) minority stockholder status, or (c) any liquidation or other preference or any right of redemption in favor of any other equity securities of the Company. The costs of engagement of such investment bank for any such determination of Appraised Value shall be paid by the Company.

Section 5: Restrictions on Exercise. The Company shall provide to the Warrant Holder prompt written notice of any time that the Company is unable to issue the Warrant Shares via DTC transfer (or otherwise without restrictive legend), because (A) the Commission has issued a stop order with respect to the Registration Statement on Form S-3 (File No. 333-178656) (the “Registration Statement”), (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (D) the Registration Statement is otherwise not then effective (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the Warrant Holder has exercised this Series B Warrant but prior to the delivery of the Warrant Shares, the Company shall (i) if the VWAP over the last five consecutive trading days is greater than the Exercise Price, provide written notice to the Warrant Holder that the Company will deliver that number of Warrant Shares to the Warrant Holder as should be delivered in a cashless exercise in accordance with subsection (ii) of Section 2(a), and return to the Warrant Holder all consideration paid to the Company in connection with the Warrant Holder’s attempted exercise of this Series B Warrant (a “Company-Elected Conversion”), or (ii) at the election of the Warrant Holder to be given within five (5) days of receipt of notice of a Company-Elected Conversion, the Warrant Holder shall be entitled to rescind the previously submitted Notice of Exercise and the Company shall return all consideration paid by Warrant Holder for such shares upon such rescission. The Company shall provide to the Warrant Holder prompt written notice of the termination of the Restrictive Legend Event. If a Restricted Legend Event is occurring as of the Expiration Date, the term of this Series B Warrant shall be extended until the fifth (5th) business day after the termination of such Restricted Legend Event. For purposes of clarity, notwithstanding a Restrictive Legend Event, the Warrant Holder has the right to exercise this Series B Warrant in accordance with subsection (ii) of Section 2(a).

The Warrant Holder understands that if the Company does not file reports pursuant to either Section 13(a) or Section 15(d) of the Exchange Act, or if a registration statement covering this Series B Warrant or the Warrant Shares, as applicable, is not in effect when it desires to sell (i) the rights to purchase Shares pursuant to this Series B Warrant or (ii) the Shares issuable upon exercise of the right to purchase, the Warrant Holder may be required to hold such securities for an indefinite period. The Warrant Holder also understands that any sale of (A) its rights hereunder to purchase Shares or (B) Shares issued or issuable hereunder that might be made by it in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms and conditions of Rule 144. The Warrant Holder hereby acknowledges and agrees that if a registration statement under the Securities Act covering the Warrant Shares is not effective at the time this Series B Warrant is exercised, the Warrant Holder shall only be permitted to exercise this Series B Warrant by means of a net issuance pursuant to subsection (ii) of Section 2(a).

Section 6: Transfer of Series B Warrant. This Series B Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, subject to applicable securities laws.

Section 7: Identity of Transfer Agent. The Transfer Agent for the Shares is Continental Stock Transfer & Trust Company, LLC. Upon the appointment of any subsequent transfer agent for the Shares, the Company will mail to the Warrant Holder a statement setting forth the name and address of such transfer agent.

Section 8: Lost, Mutilated or Missing Series B Warrants. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Series B Warrant, and, in the case of loss, theft or destruction, upon receipt of indemnification satisfactory to the Company (in the case of the Initial Holder its unsecured, unbonded agreement of indemnity or affidavit of loss shall be sufficient) or, in the case of mutilation, upon surrender and cancellation of the mutilated Series B Warrant, the Company shall execute and deliver a new Series B Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

Section 9: Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Warrant Holder upon any exercise of this Series B Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of Shares then beneficially owned by the Warrant Holder and any other Persons whose beneficial ownership of Shares would be aggregated with the Warrant Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of then issued and outstanding Shares (including for such purpose the Shares issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Warrant Holder that the Company is not representing to such Warrant Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Warrant Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 9 applies, the determination of whether this Series B Warrant is exercisable (in relation to other securities owned by such Warrant Holder) and of which portion of this Series B Warrant is exercisable shall be in the sole discretion of the Warrant Holder, and the submission of a Notice of Exercise shall be deemed to be the Warrant Holder’s determination of whether this Series B Warrant is exercisable (in relation to other securities owned by such Warrant Holder) and of which portion of this Series B Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 9, in determining the number of outstanding Shares, the Warrant Holder may rely on the number of outstanding Shares as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of Shares outstanding. Upon the written request of the Warrant Holder, the Company shall within three Business Days confirm orally and in writing to such Warrant Holder the number of Shares. This provision shall not restrict the number of Shares which a Warrant Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Warrant Holder may receive in the event of a transaction contemplated in Section 4 of this Series B Warrant. By written notice to the Company, which will not be effective until the 61st day after such notice is delivered to the Company, the Warrant Holder may waive the provisions of this Section 9 (but such waiver will not affect any other holder) to change the beneficial ownership limitation to 9.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares upon exercise of this Series B Warrant, and the provisions of this Section 9 shall continue to apply. Upon such a change by a Warrant Holder of the beneficial ownership limitation from such 4.99% limitation to such 9.99% limitation, the beneficial ownership limitation may not be further waived by such Warrant Holder.

Section 10: Waivers; Amendments. Any provision of this Series B Warrant may be amended or waived with (but only with) the written consent of the Company and the Warrant Holder. No failure or delay of the Company or the Warrant Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Warrant Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

Section 11: Miscellaneous.

(a) Stockholder Rights. The Series B Warrant shall not entitle any Warrant Holder, prior to the exercise of the Series B Warrant, to any voting rights as a stockholder of the Company.

(b) Expenses. The Company shall pay all reasonable expenses of the Warrant Holder, including reasonable fees and disbursements of counsel, in connection with the preparation of the Series B Warrant, any waiver or consent hereunder or any amendment or modification hereof (regardless of whether the same becomes effective), or the enforcement of the provisions hereof; provided that the Company shall not be required to pay any expenses of the Warrant Holder arising solely in connection with a transfer of the Series B Warrant.

(c) Successors and Assigns. All the provisions of this Series B Warrant by or for the benefit of the Company or the Warrant Holder shall bind and inure to the benefit of their respective successors and assigns.

(d) Severability. In case any one or more of the provisions contained in this Series B Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(e) Notices. Any notice or other communication hereunder shall be in writing and shall be sufficient if sent by facsimile or first-class mail or courier, postage prepaid, and addressed as follows: (a) if to the Company, addressed to the Company at its address for notices as set forth below its signature hereon or any other address as the Company may hereafter notify to the Warrant Holder and (b) if to the Warrant Holder, addressed to such address as the Warrant Holder may hereafter from time to time notify to the Company for the purposes of notice hereunder.

(f) Equitable Remedies. Without limiting the rights of the Company and the Warrant Holder to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform its obligations hereunder, the Company and the Warrant Holder each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

(g) Continued Effect. Rights and benefits conferred on the holders of Warrant Shares pursuant to the provisions hereof shall continue to inure to the benefit of, and shall be enforceable by, such holders, notwithstanding the surrender of the Series B Warrant to, and its cancellation by, the Company upon the full or partial exercise or repurchase hereof.

(h) Confidentiality. The Warrant Holder agrees to keep confidential any proprietary information relating to the Company delivered by the Company hereunder; provided that nothing herein shall prevent the Warrant Holder from disclosing such information: (i) to any holder of Series B Warrants or Warrant Shares, (ii) to any Affiliate of any holder of Series B Warrants or Warrant Shares or any actual or potential transferee of the rights or obligations hereunder that agrees to be bound by this
Section 11(h), (iii) upon order, subpoena, or other process of any court or administrative agency or otherwise required by law, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (v) which has been publicly disclosed, (vi) which has been obtained from any Person that is not a party hereto or an affiliate of any such party, (vii) in connection with the exercise of any remedy, or the resolution of any dispute hereunder, (viii) to the legal counsel or certified public accountants for any holder of Series B Warrants or Warrant Shares, or (ix) as otherwise expressly contemplated by this Series B Warrant. Notwithstanding the foregoing, the Company shall not provide material, non-public information to the Warrant Holder without such Warrant Holder’s written consent.

(i) Governing Law. THIS SERIES B WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

(j) Section Headings. The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of the Series B Warrant.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Series B Warrant to be duly executed by its authorized signatory as of the day and year first above written.

TITAN PHARMACEUTICALS, INC., a Delaware corporation
By:

Name:

Title:

Address for Notices:	400 Oyster Point Blvd., Suite 505 South San Francisco, California 94080
Facsimile:	(650) 244-4956

EXHIBIT A TO SERIES B WARRANT

Form of Notice of Exercise

                    ,20

To: Titan Pharmaceuticals, Inc.

Reference is made to the Series B Warrant dated                     , 2012. Terms defined therein are used herein as therein defined.

The undersigned, pursuant to the provisions set forth in the Series B Warrant, hereby irrevocably elects and agrees to purchase                      Shares, and makes payment herewith in full therefor at the Exercise Price of $             in the following form:

                    .

[If the number of Shares as to which the Series B Warrant is being exercised is less than all of the Shares purchasable thereunder, the undersigned hereby requests that a new Series B Warrant representing the remaining balance of the Shares be registered in the name of                     , whose address is:

                    .]

The undersigned hereby represents that it is exercising the Series B Warrant for its own account or the account of an Affiliate and not with the view to any sale or distribution and that the Warrant Holder will not offer, sell or otherwise dispose of the Series B Warrant or any underlying Warrant Shares in violation of applicable securities laws.

[NAME OF WARRANT HOLDER] By: Name: Title:

[ADDRESS OF WARRANT HOLDER]